Exhibit 23.5

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

Schlumberger Data and Consulting Services hereby consents to the references to our firm and context in which they appear in the Annual Report on Form 10-K of CONSOL Energy Inc. (the “Company”) for the fiscal year ended December 31, 2002. We hereby further consent to the use of information contained in our reports, as of December 31, 2002 setting forth the estimates of revenues from the Company’s oil and gas reserves. We further consent to the incorporation by reference of the Form 10-K into the Company’s Registration Statement on Form S-3, registration number 333-109974 filed October 24, 2003, and any amendments thereto.

DATA AND CONSULTING SERVICES, A DIVISION OF SCHLUMBERGER

By:	/s/ JOSEPH H. FRANTZ, JR.

Name:	Joesph H. Frantz, Jr.
Title:	Operations Manager Eastern U.S.

February 17, 2004